Exhibit 10.9

Temporary waiver of Clause 6, Conversion Rights, in the loan agreement dated 21 November 2022 between Nova Minerals Limited (Nova) and Nebari Gold Fund 1, LP (Agreement)

As agreed Nebari Gold Fund 1, LP (Nebari) hereby agree to waive their rights under clause 6 of the Agreement to convert all or any part of the outstanding conversion amount as defined in the Agreement into Nova shares (Waiver Right) as detailed below.

1.	From the date Nova advises by email that it requires a waiver from this clause 6 conversion rights (Waiver Date), Nebari agree to waive their right of conversion for a period of up to 3 months (Waiver Period).
2.	If during the Waiver Period the price per Nova share is greater than the Conversion Price as defined in the Agreement, then Nova agrees to pay Nebari the amount of US$20,000 for each full calendar week Nebari is unable to convert all or any part of the Conversion Amount under the Agreement.
3.	Nova will provide immediate notice to Nebari by email when the Waiver Right is no longer required, at which time the temporary waiver provided herein will cease and the Agreement will revert back to its full provisions
4.	If during the Waiver Period Nova issues shares to other parties and, as a result, it would not have sufficient placement capacity under ASX Listing Rule 7.1 to issue shares to Nebari on exercise of Nebari’s conversion right, it will promptly seek shareholder approval to increase its placement capacity by the amount required to issue shares to Nebari to satisfy its conversion right.

Executed by Nova Minerals Limited

By:	/s/ Craig Bentley	By:	/s/ Louie Simens
Name:	Craig Bentley	Name:	Louie Simens
Title:	Director of Finance & Compliance	Title:	Executive Director
Dated:	9 June 2022	Dated:	9 June 2022

Executed by Nebari Gold Fund 1, LP

By:	/s/ John Clark Gillam	By:	/s/ Roderik van Losenoord
Name:	John Clark Gillam	Name:	Roderik van Losenoord
Title:	Co-Manager	Title:	Partner
Dated:	June 17, 2023	Dated:	June 17, 2023

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